Exhibit 10.42

APPENDIX A

Employer shall annually provide Employee with an aggregate bonus potential comprised of the following four components (collectively, the “Aggregate Bonus Potential”) and weighted as a percentage of Employee’s Basic Salary as indicated below. The Aggregate Bonus Potential for each of Components 1-3 shall be based upon the percentage of the Targets achieved for each such objective Component times the applicable Weighted Percentage of Basic Salary as set forth below:

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achievement of seventy-five percent (75%) of a Component Target for Components 1 and 2 or one hundred and twenty-five percent (125%) for Component 3 earns a bonus of fifty percent (50%) of the applicable Weighted Percentage of Basic Salary;

•	achievement of one hundred percent (100%) of a Component Target earns a bonus of one hundred percent (100%) of the applicable Weighted Percentage of Basic Salary; and

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achievement of one hundred twenty-five percent (125%) of a Component Target for Components 1 and 2 or seventy-five percent (75%) of a Component Target for Component 3 earns a bonus of two hundred percent (200%) of the applicable Weighted Percentage of Basic Salary.

With respect to each of Components 1-3, the Bonus for Target achievement percentages (i) greater than seventy-five percent (75%) and less than one hundred percent (100%) and (ii) greater than one hundred percent (100%), but less than one hundred twenty-five percent (125%), shall be determined by the Compensation Committee using a curve which is a straight line connecting seventy-five percent (75%) and one hundred percent (100%) and another line connecting one hundred percent (100%) and one hundred twenty-five percent (125%), with the line for Component 3 being inverse in slope to the lines for Components 1 and 2. Notwithstanding the above, the Compensation Committee, in its sole discretion, may award a bonus to Employee (i) under each of Components 1 and 2 for a Target achievement percentage that is less than seventy-five percent (75%) and (ii) under Component 3 for a Target achievement percentage above one hundred twenty-five percentage (125%) and the Compensation Committee, in its sole discretion, may award an additional bonus to Employee (x) under each of Components 1 and 2 for a Target achievement percentage in excess of one hundred twenty-five percent (125%) and (y) under Component 3 for a Target achievement percentage that is less than seventy-five percent (75%). The applicable EBITDA Target and any other financial terms that vary from year to year will be set forth each year as an Appendix B.

1. Component 1 – Weighted Percentage 37.5% - EBITDA. Component 1 shall represent 37.50% of the Aggregate Bonus Potential. Component 1 shall be comprised of the actual Hornbeck Offshore Services, Inc. (“Parent”) earnings before interest, taxes, depreciation, amortization and loss on early extinguishment of debt calculated on a consolidated basis with Parent’s subsidiaries (“EBITDA”), such actual Parent EBITDA performance, to be derived from audited financial statements of Parent and its consolidated subsidiaries prepared in accordance with generally accepted accounting principles (“GAAP”), taking into account accruals for such

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bonuses for Employee and other employees of Employer; compared to the annual Parent EBITDA target set in advance by the Board (referred to herein as the “Target”) for each fiscal year under the term of this Agreement as contemplated below. For purposes hereof, neither Target EBITDA nor actual EBITDA of Parent and its subsidiaries on consolidated basis shall include any special charges for any expenses that will be required to be recorded for stock-based compensation, whether issued as stock options, restricted stock units or phantom units. With respect to Component 1, Employer and Employee agree that the Target is to be aggressively set by the Compensation Committee such that this bonus incentive for Employee is aligned with Parent stockholder goals for each fiscal year. If in any year (or portion thereof) Parent should issue additional equity in conjunction with any acquisition, newbuild program or for any other purpose, the EBITDA Target originally set for such year (or portion thereof) will be adjusted to take into account the income statement effect of the use of proceeds.

2. Component 2 – Weighted Percentage 18.75% - Operating Margin. Component 2 shall represent 18.75% of the Aggregate Bonus Potential. Component 2 shall be comprised of the ratio of the Company’s annual Operating Margin for its Upstream segment for the applicable calendar year compared to the Component 2 target, which shall be the average annual operating margin of its publicly traded OSV industry peers worldwide (currently there are 11 such peers) based upon the latest available data as of the applicable time of determination of the Bonus; provided, however, that such operating margins for the Company and its peers shall be calculated on a comparable basis using the same criteria and definitional formula.

3. Component 3 – Weighted Percentage 18.75% - Safety. Component 3 shall represent 18.75% of the Aggregate Bonus Potential. Component 3 shall be comprised of the ratio of the Company’s annual Total Recordable Incident Rate (“TRIR”) for its Upstream segment for the applicable calendar year compared to the Component 3 target, which shall be the average annual TRIR industry benchmarks for the International Association of Drilling Contractors (“IADC”) (for U.S. Waters) and the Offshore Marine Service Association (“OMSA”) based upon the latest available data as of the applicable time of determination of the Bonus; provided, however, that such TRIRs for the Company, IADC and OMSA shall be calculated on a comparable basis using the same criteria and definitional formula.

4. Component 4 – Weighted Percentage 25% - Discretionary. Component 4 shall represent 25.00% of the Aggregate Bonus Potential. Component 4 shall be determined at the sole discretion of the Compensation Committee of the Parent’s Board of Directors based on the performance of the Company and Employee.

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